Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES SEPTEMBER CASH DISTRIBUTION
     DALLAS, Texas, September 18, 2009 — Permian Basin Royalty Trust (NYSE: PBT) (“Permian”), today declared a cash distribution to the holders of its units of beneficial interest of $.067764 per unit, payable on October 15, 2009, to unit holders of record on September 30, 2009. Permian’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.
     This month’s distribution decreased slightly from the previous month due primarily to decreased pricing of both oil and gas. These decreases affect the quantity of both oil and gas production that the Trust is entitled to. This would primarily reflect production for the month of July. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 42,624 bbls and 165,126 Mcf. The average price for oil was $60.23 per bbl and for gas was $4.52 per Mcf. Capital expenditures were approximately $1,320,067. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
			Oil	Gas
	Oil (bbls)	Gas (Mcf)	(per bbl)	(per Mcf)

Current Month	42,624	165,126	$60.23	$4.52

Prior Month	45,619	196,763	$65.08	$4.76
     Effective June 1, 2009, American Stock Transfer & Trust Company (“AST”) became the new transfer agent and registrar for Permian Basin Royalty Trust. Unitholders with registered ownership accounts can contact AST with questions relating to transfers of ownership and instruction, a change of address, direct deposit of distribution checks, and any other account related questions at the dedicated toll free number 1-800-358-5861.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free — 1.877.228.5085